Exhibit 23.14

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 10, 2021 with respect to the consolidated financial statements of Mid-Con Energy Partners, LP included in the current report of Contango Oil & Gas Company on Form 8-K, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

September 13, 2021